Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM:DNBF)

DNB Financial Corporation
Announces Third Quarter 2010 Earnings

(October 21, 2010 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest National Bank in the greater Philadelphia region, celebrating its 150th anniversary, reported strong earnings for the third quarter of 2010. Net income was $993,000 compared to $634,000 for the same period in 2009.  Earnings per common share for the third quarter of 2010 were $0.32 on a fully diluted basis compared to $0.18 for the same period in 2009.

Core earnings, defined as net income excluding gains and losses on the sale of securities and prepayment penalties was $730,000 for the third quarter of 2010, compared to $454,000 for the same period in 2009. (Core earnings is not a GAAP financial measure and therefore there are material limitations to its usefulness on a stand-alone basis, including its lack of comparability to the GAAP financial results of other companies. The Summary of Financial Statistics section in this report includes a reconciliation of core earnings to the corresponding GAAP financial measure.)

 William S. Latoff, Chairman and CEO said, “We are very pleased that we have consistently produced strong earnings in 2010. We believe consistency and stability and a focus on core earnings and balance sheet strength are critical success factors in this challenging economic environment. We believe our conservative approach has mitigated many of the economic and market factors that have negatively impacted banks across the nation.”

Net interest income increased $1.0 million during the third quarter of 2010 to $4.9 million, compared to $3.9 million for the same period in 2009. The increase during the three month period was due primarily to higher levels of loan balances combined with a reduction in interest expense. The reduction in interest expense was due to lower rates on interest-bearing deposits and the paydown of FHLB borrowings during the first quarter. The net interest margin for the three-month period ended September 30, 2010 was 3.34%, a 76 basis point improvement over the same period in 2009.

            Non-interest income for the three-month period ended September 30, 2010 was $1.2 million, compared to $1.1 million for the same period in 2009.  Included in non-interest income were gains on the sale of securities of $399,000 and $273,000 for the respective quarterly periods in 2010 and 2009. DNB employs a defensive and conservative approach to balance sheet management as a hedge against rising interest rates, by investing in securities with short durations, strong cash flows, and low price volatility. This approach allows us to grow loans and at the same time use gains in the investment portfolio to offset lower yields and non-recurring costs.

 Non-interest expense increased approximately $169,000 or 4.34%, compared to the third quarter of 2009. An increase in salaries and employee benefits due to staff increases and a one time severance payment, combined with increased occupancy expense accounted for most of the variance. As previously mentioned management has made additions to the commercial lending and wealth advisory staffs and has also made necessary infrastructure improvements resulting in higher occupancy costs.

William J. Hieb, President and COO said, “Management remains committed to rigorous control of expenses, but recognizes that it has to continue to invest in people and infrastructure in order to grow and continue improving earnings. We will continue to invest to improve our skills and competitiveness.”

Total assets were reduced by $27.4 million, to $607.0 million at September 30, 2010 compared to $634.0 million at December 31, 2009. This reduction was primarily due to a $27.6 million decrease in cash and cash equivalents and a $22.0 million decrease in investment securities, offset by a $25.8 million increase in net loans and leases. The overall reduction in assets is part of an ongoing effort to reduce the cost of funds and improve core earnings by substituting loans for investment securities.

Deposits declined by $13.3 million, or 2.62%, to $494.1 million at September 30, 2010 compared to $507.3 million at December 31, 2009. Core deposits, which management considers to be demand, money market, NOW and savings accounts, increased $9.6 million in aggregate or 2.85%, compared to December 31, 2009. DNB’s composite cost of funds for the third quarter of 2010 dropped 67 basis points to 1.09% compared to 1.76% for the three months ended December 31, 2009. Time deposits declined $22.8 million to $148.3 million at September 30, 2010 compared to $171.1 million at December 31, 2009.

Capital remained strong at the end of the third quarter of 2010, as DNB’s tier 1 leverage ratio stood at 9.03% and its total risk-based capital ratio stood at 14.88%, well above the levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes. These are levels management feels are appropriate for current market conditions.

During the third quarter of 2010, DNB increased its allowance for credit losses to $6.1 million. This strengthens our allowance as a percentage of loans to 1.59% compared to 1.52% at December 31, 2009. Our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans, improved to 66.50% compared to 59.60%. The level of non-performing loans at 2.39% of total loans compares to 2.53% at December 31, 2009.

Net income for the nine months ended September 30, 2010 was $2.6 million compared to $1.1 million for the same period for 2009. Earnings per common share for the first nine months of 2010 were $0.82 on a fully diluted basis compared to $0.25 for the same period in 2009. Core earnings, defined above, improved to $2.1 million for the nine months ended September 30, 2010, compared to $531,000 for the same period in 2009.

Chairman Latoff concluded, “During October of this year, DNB will be celebrating its 150th anniversary. Over the years we’ve seen many changes, especially recently, but our values haven’t changed. We have always been committed to our market and have sought to help businesses grow and prosper by providing them with the products and services they need even in the most challenging of times.  We have practiced sound underwriting standards and focused on balance sheet strength, while protecting our depositors and shareholders. We believe these same values will serve us well over the next 150 years.”

 DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First is the oldest National Bank in the greater Philadelphia region. In addition to providing a broad array of consumer and business banking products, DNB offers brokerage and insurance services through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
EARNINGS:
Interest income	$6,522	$6,725	$19,699	$19,189
Interest expense	1,570	2,772	5,588	8,015
Net interest income	4,952	3,953	14,111	11,174
Provision for credit losses	615	300	1,441	700
Non-interest income	1,190	1,060	3,911	3,202
Non-interest expense	4,064	3,895	12,812	12,379
Income before income taxes	1,463	818	3,769	1,297
Income tax expense	470	184	1,154	222
Net income	993	634	2,615	1,075
Preferred stock dividends and accretion of discount	154	154	463	412
Net income available to common stockholders	839	480	2,152	663
Net income per common share, diluted	$0.32	$0.18	$0.82	$0.25

PERFORMANCE RATIOS:
Interest rate spread	3.30%	2.52%	3.11%	2.60%
Net interest margin	3.34%	2.58%	3.16%	2.67%
Return on average equity	8.39%	6.03%	7.75%	3.56%
Return on average assets	0.64%	0.40%	0.56%	0.24%

	September 30,		December 31,
	2010		2009
FINANCIAL POSITION:
Securities	$182,041		$204,095
Loan and leases	385,248		359,427
Allowance for credit losses	6,110		5,477
Total assets	606,815		634,248
Deposits	494,074		507,347
Borrowings	61,890		79,450
Stockholders' equity	46,994		42,876

EQUITY RATIOS:
Tier 1 leverage ratio	9.03%		8.33%
Risk-based capital ratio	14.88%		14.27%
Book value per common share	$13.32		$11.88

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands)
(Unaudited)

Reconcilation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

GAAP net income	$993	$634	$2,615	$1,075
Gains on sales of securities	(399)	(273)	(1,374)	(824)
Prepayment penalties on FHLB advances	-	-	560	-
Income tax adjustment	136	93	268	280
Non-GAAP net income (Core earnings)	$730	$454	$2,069	$531